EXHIBIT 99.1

The Men’s Wearhouse, Inc.
News Release
For Immediate Release
MEN’S WEARHOUSE ANNOUNCES MANAGEMENT PROMOTION
HOUSTON – January 31, 2008 — Men’s Wearhouse (NYSE: MW) announced that Doug Ewert has been promoted to President and Chief Operating Officer (formerly EVP and COO) and that Charlie Bresler has been named as EVP of Marketing and Human Resources (formerly President).
Commenting on these changes, George Zimmer, Chairman and CEO, “This realignment of the executive management team will create a greater focus of the Company’s operating talent in the areas of MW that will drive future shareholder value. Doug in his expanded capacity will become more directly involved in store operations across all of the Company’s retail apparel businesses in addition to his existing merchandising and distribution responsibilities. Charlie will continue in managing the execution of the Company’s overall marketing strategies as well as guide our human resource teams and initiatives that impact our corporate culture on a daily basis. Both Doug and Charlie will continue to report directly to me.”
Doug Ewert, age 44, joined the Company in 1995. He was General Merchandise Manager from 1996 to 2000 and was promoted to Vice President and General Merchandise Manager in 1999. He subsequently served as Senior Vice President and General Merchandising Manager for two years and Executive Vice President and General Merchandising Manager for three years. In January 2005, he was named Executive Vice President and Chief Operating Officer.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,277 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse, Moores, and MW Tux stores.
For additional information, please visit the company’s website at www.tmw.com.
CONTACT: Neill Davis, Men’s Wearhouse (281) 776-7000
Ken Dennard, DRG&E (713) 529-6600
# # #